Exhibit 99.1

DIAMONDBACK ENERGY, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL AND OPERATING RESULTS

Midland, TX (February 19, 2019) - Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”) today announced financial and operating results for the fourth quarter and full year ended December 31, 2018.

2018 HIGHLIGHTS

•	Full year 2018 net income of $846 million, or $8.06 per diluted share; adjusted net income (as defined and reconciled below) of $615 million, or $5.87 per diluted share

•	2018 production of 121.4 Mboe/d (73% oil) excluding the effect of the Energen acquisition, up 53% year over year and above the high-end of 2018 guidance range

•
Closed the acquisition of Energen Corporation (NYSE: EGN) ("Energen") as well as multiple transactions in Spanish Trail North during Q4 2018, growing assets by 123% year over year to a total of approximately 461,000 net acres in the Permian (195,000 net acres in the Midland Basin, 170,000 net acres in the Delaware Basin and 96,000 net acres in other areas of the Permian)

•
Proved reserves as of December 31, 2018 of 992.0 MMboe (65% PDP, 63% oil), up 196% year over year; 2018 consolidated proved developed finding and development ("PD F&D") costs of $10.44/boe; drill bit finding and development costs of $7.28/boe

Q4 2018 HIGHLIGHTS

•	Q4 2018 net income of $307 million, or $2.50 per diluted share; adjusted net income (as defined and reconciled below) of $148 million, or $1.21 per diluted share

•	Q4 2018 Consolidated Adjusted EBITDA (as defined and reconciled below) of $468 million

•	Q4 2018 production of 182.8 Mboe/d (71% oil), up 49% over Q3 2018 and 97% year over year

•	Declared Q4 2018 cash dividend of $0.125 per share payable on February 28, 2019; implies a 0.5% annualized yield based on the February 15, 2019 share closing price of $105.50

2019 Update

•	Full year 2019 production guidance of 275 - 290 Mboe/d (68% - 70% oil), implies over 27% year over year growth from pro forma 2018 production

•	Lowered full year 2019 capital budget for drilling, completion, midstream and infrastructure to $2.7 - $3.0 billion; expect to complete between 290 to 320 gross horizontal wells

•	Full year 2019 Midland Basin drilling, completion and equip ("D,C&E") well costs of $770 - $800 per lateral foot, midpoint flat versus full year 2018 D,C&E guidance

•	Full year 2019 Delaware Basin D,C&E well costs of $1,075 - $1,150 per lateral foot, midpoint down 7% versus full year 2018 D,C&E guidance

•	Currently operating 21 rigs and plan to operate between 18 and 22 drilling rigs throughout 2019

•
Rattler Midstream exercised its option and acquired a 10% equity interest in EPIC Crude Oil Pipeline project ("EPIC"); closed on its acquisition of a 10% equity interest in the Gray Oak Pipeline project ("Gray Oak")

•	As previously announced, increasing annual cash dividend by 50% to $0.75 per common share to be payable quarterly beginning with Q1 2019 subject to Board approval

“2018 was another transformational year for Diamondback Energy.  We successfully closed three acquisitions in the fourth quarter, including our acquisition of Energen, which, combined, almost doubled our core acreage position.  During the fourth quarter, Diamondback outspent cash flow due to the dramatic decline in commodity prices and one time merger related expenses. However, outspending cash flow is against our operating philosophy, and therefore we addressed the issue as quickly as possible by announcing a reduction in activity levels in late 2018 and acting on that plan immediately in 2019. As investor sentiment shifts from growth to capital discipline and free cash flow generation, Diamondback is positioned to offer an unmatched combination of both due to our asset quality and peer leading capital and operating costs. In 2019, we expect to grow production by over 27% year over year within cash flow while paying a 50% larger dividend and setting ourself up for significant free cash flow generation in 2020 and beyond at today’s strip prices while still continuing to grow production at industry leading rates," stated Travis Stice, Chief Executive Officer of Diamondback.

Mr. Stice continued, “As we look ahead, we could not be more excited about the opportunities we have ahead of us.  Our 2019 capital plan and cost per completed lateral foot guidance for the Midland Basin is reflective of the synergies we presented when we first announced the Energen acquisition last August, with the midpoint of our D,C&E well cost guidance of $785 per completed lateral foot being nearly equivalent to Diamondback’s standalone second quarter 2018 well costs.  Our estimates for our Delaware Basin costs per completed lateral foot are significantly better than presented in our August announcement, and we expect overall well costs in the Delaware Basin to decline year over year.  Further, our general and administrative cost guidance also reflects the projected synergies presented with our merger announcement as we expect to maintain cash G&A costs of less than $1.00 per boe in 2019.  In addition to the cost synergies presented, we are actively executing on our grow and prune strategy as we consolidate our acreage position, increase our average lateral length and work to divest assets deemed non-core to our current development plan.  We look forward to crystallizing the midstream and mineral synergies presented, with a priority to drop down the remaining mineral and royalty assets held at Diamondback to Viper.”

OPERATIONS UPDATE

Diamondback’s Q4 2018 production was 182.8 Mboe/d (71% oil), up 97% year over year from 92.9 Mboe/d in Q4 2017, and up 49% quarter over quarter from 123.0 Mboe/d in Q3 2018. Average daily production for the full year 2018 was 130.4 Mboe/d (72% oil), up 65% from 79.2 Mboe/d in 2017.

Excluding the effect of production acquired in the Energen acquisition, Diamondback's full year 2018 production was 121.4 Mboe/d (73% oil), up 53% over 2017 and above the high-end of its guidance range of 118.5 Mboe/d to 119.5 Mboe/d for the full year 2018.

During the fourth quarter of 2018, Diamondback drilled 55 gross horizontal wells and turned 48 operated horizontal wells to production. The average lateral length for the wells completed during the fourth quarter wells was 9,306 feet. Operated completions during the fourth quarter consisted of 31 Wolfcamp A wells, eight Lower Spraberry well, five Wolfcamp B wells, one Second Bone Spring well, one Third Bone Spring well, one Jo Mill well and one Middle Spraberry well.

For the full year 2018, Diamondback drilled 189 gross horizontal wells and turned 176 operated horizontal wells to production. The Company is currently operating 21 rigs and eight frac spreads and plans to operate between 18 and 22 horizontal rigs throughout 2019. As a result, Diamondback expects to turn between 290 and 320 gross operated horizontal wells to production for the full year 2019 with an average lateral length of 9,400 feet.

In the Northern Delaware Basin, Diamondback took over operations from Energen at the end of November 2018. Prior to Diamondback assuming operations, Energen completed three Wolfcamp A wells during the fourth quarter with an average lateral length of 4,546 feet. These wells commenced with an average peak 30-day 2-stream flowing initial production ("IP") rate of 436 boe/d per 1,000 feet (71% oil) and went on to produce an average of 331 boe/d per 1,000 feet (72% oil) over 90 days. Additionally, three Wolfcamp B wells with an average lateral length of 4,897 feet achieved an average peak 30-day IP rate of 261 boe/d per 1,000 feet (64% oil).

In Pecos County, Diamondback continues to achieve strong performance from operated completions targeting the Wolfcamp A.  In Block 48 in the central portion of its acreage position, the Company recently completed four wells with an average lateral length of 10,183 feet. These wells commenced with a peak 30-day flowing IP rate of 173 boe/d per 1,000 feet (89% oil). Also in Pecos County, the Blackstone State 1-12 B 1SB, which targeted the Second Bone Spring with a lateral length of 10,081 and commenced with a peak 30-day flowing IP rate of 153 boe/d per 1,000 feet (91% oil), went on to achieve a peak 90-day IP rate of 135 boe/d per 1,000 feet (91% oil).

In Central Martin County, three Lower Spraberry wells completed with an average lateral length of 7,503 feet commenced with an average 30-day IP rate of 177 boe/d per 1,000 feet (90% oil) and produced 139 boe/d per 1,000 feet (89% oil) over 90 days. Also in the Midland Basin, Diamondback recently completed six wells in Howard County targeting the Wolfcamp A with an average lateral length of 9,316 feet. These wells achieved 30-day peak IP rates of 207 boe/d per 1,000 feet (85% oil).

FINANCIAL HIGHLIGHTS
Diamondback's fourth quarter 2018 net income was $307 million, or $2.50 per diluted share. Adjusted net income (a non-GAAP financial measure as defined and reconciled below) was $148 million, or $1.21 per diluted share.

Fourth quarter 2018 Adjusted EBITDA (as defined and reconciled below) was $456 million, up 51% from $302 million in Q4 2017.

Fourth quarter 2018 average realized prices were $45.51 per barrel of oil, $1.62 per Mcf of natural gas and $21.10 per barrel of natural gas liquids, resulting in a total equivalent unhedged price of $37.01/boe. In the first quarter of 2019, Diamondback expects realized pricing to be weaker than the current Midland market, but to improve from Q2 2019 onward as fixed differential contracts roll off and convert to our commitments on EPIC and Gray Oak or move to the current Midland market price. Based on current market differentials and estimated in-basin gathering costs, Diamondback expects to realize ~87-92% of WTI in the first half of 2019, ~90-95% of WTI in the second half of 2019 and ~100% of WTI in 2020, all including the effect of current basis hedges, firm transportation agreements and in-basin gathering costs.

Diamondback's cash operating costs for the fourth quarter of 2018 were $8.10 per boe, including lease operating expenses ("LOE") of $4.51 per boe, cash G&A expenses of $0.67 per boe and taxes and transportation of $2.92 per boe.

As of December 31, 2018, Diamondback had $192 million in standalone cash and approximately $1.5 billion of outstanding borrowings under its revolving credit facility. In October 2018, prior to the effective date of the Energen merger, Diamondback's borrowing base under its credit facility was increased to $2.65 billion from $2.0 billion, with the Company's aggregate elected commitment amount increased to $2.0 billion from $1.0 billion previously.

During the fourth quarter of 2018, Diamondback spent $424 million on drilling, completion and non-operated properties, and $101 million on infrastructure and midstream. For the full year 2018, Diamondback spent $1,358 million on drilling, completion and non-operated properties, and $306 million on infrastructure and midstream.

DIVIDEND DECLARATION

As previously announced, Diamondback's Board of Directors declared a cash dividend for the fourth quarter of 12.5 cents per common share payable on February 28, 2019, to stockholders of record at the close of business on February 21, 2019.

RESERVES

Ryder Scott Company, L.P. prepared estimates of Diamondback's proved reserves as of December 31, 2018. Reference prices of $65.56 per barrel of oil and $3.10 per MMbtu of natural gas were used in accordance with applicable rules of the Securities and Exchange Commission. Realized prices with applicable differentials were $59.63 per barrel of oil, $1.47 per Mcf of natural gas and $24.43 per barrel of natural gas liquids.

Proved reserves at year-end 2018 of 992.0 MMboe represent a 196% increase over year-end 2017 reserves. Proved developed reserves increased by 210% to 646.1 MMboe (65% of total proved reserves) as of December 31, 2018, reflecting the continued development of the Company's horizontal well inventory. Proved undeveloped reserves increased to 345.9 MMboe, a 173% increase over year-end 2017, and are comprised of 416 locations, 82 which are in the Delaware Basin. Crude oil represents 63% of Diamondback's total proved reserves.

Net proved reserve additions of 704.3 MMboe resulted in a reserve replacement ratio of 1,479% (defined as the sum of extensions, discoveries, revisions and purchases, divided by annual production). The organic reserve replacement ratio was 457% (defined as the sum of extensions, discoveries and revisions, divided by annual production).

Net purchases of reserves totaling 486.7 MMboe of reserves were the primary contributor to the increase in reserves, followed by extensions of 202.1 MMboe, with upward revisions of 15.4 MMboe. The Energen acquisition contributed 94% of the total purchases with Spanish Trail North purchases being the majority of the remainder. Proved developed producing extensions accounted for 38% of the total. PDP extensions were the result of 135 wells in which the Company has a working interest, and proved undeveloped extensions resulted from 138 new locations in which the Company has a working interest. Net purchases of reserves of 486.7 MMboe were the result of acquisitions of 487.0 MMboe and divestitures of 0.3 MMboe. Upward revisions of 15.4 MMboe were the result of higher product pricing, increased NGL recoveries and positive performance revisions.

	Oil (MBbls)	Liquids (MBbls)	Gas (MMcf)	MBOE
Proved Reserves As of December 31, 2017	233,181	54,609	285,369	335,351
Extensions and discoveries	143,256	33,152	154,088	202,089
Revisions of previous estimates	3,689	11,138	3,642	15,434
Purchase of reserves in place	281,333	98,865	640,761	486,992
Divestitures	(156)	(8)	(543)	(255)
Production	(34,367)	(7,465)	(34,668)	(47,610)
Proved Reserves As of December 31, 2018	626,936	190,291	1,048,649	992,001

Diamondback's exploration and development costs in 2018 were $1,583 million. PD F&D costs were $10.44/boe. PD F&D costs are defined as exploration and development costs divided by the sum of reserves associated with transfers from proved undeveloped reserves at year-end 2017 including any associated revisions in 2018 and extensions and discoveries placed on production during 2018. Drill bit F&D costs were $7.28/boe including the effects of all revisions including pricing revisions. Drill bit F&D costs are defined as the exploration and development costs divided by the sum of extensions, discoveries and revisions.

	Year Ended December 31,
	2018	2017	2016
	(In thousands)
Acquisition costs:
Proved properties	$5,551,400	$452,661	$72,044
Unproved properties	5,818,006	2,692,000	752,117
Development costs	493,084	145,362	47,575
Exploration costs	1,090,281	779,728	329,122
Capitalized asset retirement costs	113,717	2,682	4,030
Total	$13,066,488	$4,072,433	$1,204,888

Separately, as of December 31, 2018, Diamondback had identified approximately 10,000 gross economic potential horizontal drilling locations at $60 per barrel of oil. Approximately 58% of these identified locations had lateral lengths of at least 7,500 feet, with approximately 3,550 drilling locations in the Midland Basin and 2,768 drilling locations in the Delaware Basin.

FULL YEAR 2019 GUIDANCE

Below is Diamondback's guidance for the full year 2019. The Company expects full year production to be between 275.0 and 290.0 Mboe/d with an estimated capital spend for drilling, completion, infrastructure, midstream and non-operated properties of $2.7 to $3.0 billion. During 2019, Diamondback expects to complete between 290 and 320 gross operated horizontal wells from an 18 to 22 rig program.

2019 Guidance
	Diamondback Energy, Inc.	Viper Energy Partners LP

Total Net Production – MBoe/d	275.0 – 290.0	20.00 – 23.00
Oil Production - % of Net Production	68% - 70%	67% - 71%

Unit costs ($/boe)
Lease operating expenses, including workovers(a)	$4.50 - $5.00
Gathering & Transportation	$0.40 - $0.70
G&A
Cash G&A	Under $1.00	Under $1.00
Non-cash equity-based compensation	$0.75 - $1.50	$0.40 - $0.65
Depletion	$13.00 - $15.00	$9.00 - $10.50
Interest expense (net of interest income)	$1.00 - $1.50

Midstream service expense (net of revenue; $MM)	$35 - $45
Depreciation ($MM)	$48 - $52
Production and ad valorem taxes (% of revenue)(b)	7.0%	7.0%
Corporate tax rate (% of pre-tax income)	23%

Gross horizontal D,C&E/Ft. - Midland Basin	$770 - $800
Gross horizontal D,C&E/Ft. - Delaware Basin	$1,075 - $1,150
Horizontal wells completed (net)	290 - 320 (255 - 280)
Average lateral length (Ft.)	9,400

Capital Budget ($ - million)
Horizontal drilling and completion	$2,300 - $2,550
Midstream (ex. long-haul pipeline investments)	$225 - $250
Infrastructure	$175 - $200
2019 Capital Spend	$2,700 - $3,000

(a)	Includes approximately $0.50/boe attributable to Central Basin Platform assets

(b)	Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

CONFERENCE CALL
Diamondback will host a conference call and webcast for investors and analysts to discuss its results for the fourth quarter of 2018 on Wednesday, February 20, 2019 at 9:00 a.m. CT.  Participants should call (877) 440-7573 (United States/Canada) or (253) 237-1144 (International) and use the confirmation code 8970687.  A telephonic replay will be available from 12:00 p.m. CT on Wednesday, February 20, 2019 through Wednesday, February 27, 2019 at 12:00 p.m. CT.  To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 8970687.  A live broadcast of the earnings conference call will also be available via the internet at www.diamondbackenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, that address activities that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback. Information concerning these risks and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement.

Diamondback Energy, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except share amounts and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues:
Oil, natural gas and natural gas liquids	$622,313	$387,106	$2,129,780	$1,186,275
Lease bonus	670	9,257	2,920	11,764
Midstream services	7,596	2,831	34,254	7,072
Other operating income	2,477	—	9,302	—
Total revenues	633,056	399,194	2,176,256	1,205,111
Operating expenses:
Lease operating expenses	75,872	38,411	204,975	126,524
Production and ad valorem taxes	39,619	23,530	132,661	73,505
Gathering and transportation	9,336	3,724	26,113	12,834
Midstream services	23,363	3,282	71,878	10,409
Depreciation, depletion and amortization	231,638	105,078	623,039	326,759
General and administrative expenses(1)	19,515	11,145	64,554	48,669
Asset retirement obligation accretion	1,025	361	2,132	1,391
Merger & integration expense	36,831	—	36,831	—
Other operating expense	869	—	3,285	—
Total expenses	438,068	185,531	1,165,468	600,091
Income from operations	194,988	213,663	1,010,788	605,020
Other income (expense):
Interest expense, net	(37,931)	(10,892)	(87,276)	(40,554)
Other income, net	(174)	763	88,996	10,235
Gain (loss) on derivative instruments, net	240,604	(97,888)	101,299	(77,512)
Loss on revaluation of investment	(5,715)	—	(550)	—
Total other income (expense), net	196,784	(108,017)	102,469	(107,831)
Income before income taxes	391,772	105,646	1,113,257	497,189
Provision for (benefit from) income taxes	85,612	(23,961)	168,362	(19,568)
Net income	306,160	129,607	944,895	516,757
Net income (loss) attributable to non-controlling interest	(500)	15,048	99,223	34,496
Net income attributable to Diamondback Energy, Inc.	$306,660	$114,559	$845,672	$482,261

Earnings per common share:
Basic	$2.50	$1.17	$8.09	$4.95
Diluted	$2.50	$1.16	$8.06	$4.94
Weighted average common shares outstanding:
Basic	122,510	98,169	104,622	97,458
Diluted	122,739	98,368	104,929	97,688
Dividends declared per share	0.125	—	0.500	—

(1)	Includes non-cash expense of $8,313 and $6,119 for the three months ended December 31, 2018 and 2017, respectively, and $26,764 and $25,537 for the year ended December 31, 2018 and 2017, respectively.

Diamondback Energy, Inc.
Selected Operating Data
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Production Data:
Oil (MBbl)	11,968	6,345	34,367	21,418
Natural gas (MMcf)	12,952	6,103	34,669	20,660
Natural gas liquids (MBbls)	2,689	1,182	7,465	4,056
Oil Equivalents (MBOE)(1)(2)	16,816	8,544	47,610	28,917
Average daily production (BOE/d)(2)	182,785	92,872	130,439	79,224
% Oil	71%	74%	72%	74%

Average sales prices:
Oil, realized ($/Bbl)	$45.51	$53.59	$54.66	$48.75
Natural gas realized ($/Mcf)	1.62	2.40	1.76	2.53
Natural gas liquids ($/Bbl)	21.10	27.43	25.47	22.20
Average price realized ($/BOE)	37.01	45.31	44.73	41.02
Oil, hedged ($/Bbl)(3)	45.31	52.73	51.20	48.94
Natural gas, hedged ($ per MMbtu)(3)	1.44	2.59	1.72	2.65
Natural gas liquids, hedged ($ per Bbl)(1)	21.09	—	25.46	—
Average price, hedged ($/BOE)(3)	36.72	44.81	42.20	41.26

Average Costs per BOE:
Lease operating expense	$4.51	$4.50	$4.31	$4.38
Production and ad valorem taxes	2.36	2.75	2.79	2.54
Gathering and transportation expense	0.56	0.44	0.55	0.44
General and administrative - cash component	0.67	0.59	0.79	0.80
Total operating expense - cash	$8.10	$8.28	$8.44	$8.16

General and administrative - non-cash component	$0.49	$0.71	$0.57	$0.88
Depreciation, depletion and amortization	13.77	12.30	13.09	11.30
Interest expense, net	2.26	1.27	1.83	1.40
Merger & integration expense	2.19	—	0.77	—

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.

(2)	The volumes presented are based on actual results and are not calculated using the rounded numbers in the table above.

(3)
Hedged prices reflect the effect of our commodity derivative transactions on our average sales prices. Our calculation of such effects includes realized gains and losses on cash settlements for commodity derivatives, which we do not designate for hedge accounting.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as net income plus non-cash (gain) loss on derivative instruments, net, net interest expense, depreciation, depletion and amortization, non-cash equity-based compensation expense, capitalized equity-based compensation expense, asset retirement obligation accretion expense, loss on revaluation of investment, merger and integration expense and income tax (benefit) provision. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles ("GAAP"). Management believes Adjusted EBITDA is useful because it allows it to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. The Company adds the items listed above to net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Adjusted net income is a non-GAAP financial measure equal to net income attributable to Diamondback Energy, Inc. plus non-cash loss on derivative instruments, gain on revaluation of investment and related income tax adjustments. The Company’s computations of Adjusted EBITDA and adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts.

The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measure of net income (loss).

Diamondback Energy, Inc.
Reconciliation of Adjusted EBITDA to Net Income
(unaudited, in thousands)

	Three months ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income	$306,160	$129,607	$944,895	$516,757
Non-cash loss (gain) on derivative instruments, net	(245,350)	93,605	(221,732)	84,240
Interest expense, net	37,931	10,892	87,276	40,554
Depreciation, depletion and amortization	231,638	105,078	623,039	326,759
Non-cash equity-based compensation expense	11,019	8,349	36,798	34,178
Capitalized equity-based compensation expense	(2,706)	(2,230)	(10,034)	(8,641)
Asset retirement obligation accretion expense	1,025	361	2,132	1,391
Loss on revaluation of investment	5,715	—	550	—
Merger & integration expense	36,831	—	36,831	—
Income tax (benefit) provision	85,612	(23,961)	168,362	(19,568)
Consolidated Adjusted EBITDA	$467,875	$321,701	$1,668,117	$975,670
Adjustment for non-controlling interest	(11,412)	(19,815)	(129,086)	(47,631)
Adjusted EBITDA attributable to Diamondback Energy, Inc.	$456,463	$301,886	$1,539,031	$928,039

Adjusted EBITDA per common share:
Basic	$3.73	$3.08	$14.71	$9.52
Diluted	$3.72	$3.07	$14.67	$9.50
Weighted average common shares outstanding:
Basic	122,510	98,169	104,622	97,458
Diluted	122,739	98,368	104,929	97,688

Adjusted net income is a performance measure used by management to evaluate performance, prior to non-cash loss on derivative instruments, gain on revaluation of investment, and related income tax adjustments.

The following table presents a reconciliation of adjusted net income to net income:

Diamondback Energy, Inc.
Adjusted Net Income
(unaudited, in thousands, except share amounts and per share data)

	Three Months Ended December 31, 2018		Year Ended December 31, 2018
	Pre-Tax Amounts	Amounts Per Share	Pre-Tax Amounts	Amounts Per Share
Net income attributable to Diamondback Energy, Inc.	$306,660	$2.50	$845,672	$8.06
Non-cash gain on derivative instruments	(245,350)	(2.00)	(221,732)	(2.11)
Loss on revaluation of investments	5,715	0.05	550	0.01
Merger & integration	36,831	0.30	36,831	0.35
Other income	—	—	(87,396)	(0.83)
Adjusted income excluding above items	103,856	0.85	573,925	5.48
Income tax adjustment for above items	44,313	0.36	41,088	0.39
Adjusted net income	$148,169	$1.21	$615,013	$5.87

PV-10

PV-10 is the Company's estimate of the present value of the future net revenues from proved oil and gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes.  The estimated future net revenues are discounted at an annual rate of 10% to determine their "present value."  The Company believes PV-10 to be an important measure for evaluating the relative significance of its oil and gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and investors in evaluating oil and gas companies.  Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, the Company believes the use of a pre-tax measure is valuable for evaluating the Company.  The Company believes that PV-10 is a financial measure routinely used and calculated similarly by other companies in the oil and gas industry.

The following table reconciles PV-10 to the Company's standardized measure of discounted future net cash flows, the most directly comparable measure calculated and presented in accordance with GAAP.  PV-10 should not be considered as an alternative to the standardized measure as computed under GAAP.

(in thousands)	December 31, 2018
Standardized measure of discounted future net cash flows	$11,225,356
Add: Present value of future income tax discounted at 10%	2,218,539
PV-10	$13,443,895

Derivatives

As of the filing date, the Company had the following outstanding derivative contracts. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude

Oil Brent and with natural gas derivative settlements based on the New York Mercantile Exchange Henry Hub pricing. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Crude Oil (Bbls/day, $/Bbl)
	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020
Swaps - West Texas Intermediate (Cushing)	32,000	28,725	28,457	27,457	—	—	—	—
	$60.98	$61.09	$61.03	$61.18	$—	$—	$—	$—
Swaps - West Texas Intermediate (Magellan East Houston)	7,000	4,000	4,000	3,000	—	—	—	—
	$69.65	$74.64	$67.53	$64.51	$—	$—	$—	$—
Swaps - Crude Brent Oil	7,000	5,000	5,000	5,000	—	—	—	—
	$69.77	$67.41	$67.22	$67.02	$—	$—	$—	$—
Basis Swaps	49,000	51,495	45,000	45,000	41,517	41,538	41,087	41,087
	$(5.73)	$(5.25)	$(5.52)	$(5.52)	$(1.21)	$(1.21)	$(1.21)	$(1.21)
Three-Way Collar Short Put - West Texas Intermediate (Cushing)	26,000	25,824	15,652	15,652	—	—	—	—
	$39.42	$39.45	$35.94	$35.94	$—	$—	$—	$—
Three-Way Collar Floor - West Texas Intermediate (Cushing)	26,000	25,824	15,652	15,652	—	—	—	—
	$49.42	$49.45	$45.94	$45.94	$—	$—	$—	$—
Three-Way Collar Ceiling - West Texas Intermediate (Cushing)	26,000	25,824	15,652	15,652	—	—	—	—
	$65.15	$64.77	$61.65	$61.65	$—	$—	$—	$—
Three-Way Collar Short Put - West Texas Intermediate (Magellan East Houston)	7,000	4,000	—	—	—	—	—	—
	$56.43	$57.50	$—	$—	$—	$—	$—	$—
Three-Way Collar Floor - West Texas Intermediate (Magellan East Houston)	7,000	4,000	—	—	—	—	—	—
	$66.43	$67.50	$—	$—	$—	$—	$—	$—
Three-Way Collar Ceiling - West Texas Intermediate (Magellan East Houston)	7,000	4,000	—	—	—	—	—	—
	$77.56	$77.68	$—	$—	$—	$—	$—	$—
Three-Way Collar Short Put - Crude Brent Oil	8,000	8,000	6,000	4,000	2,000	2,000	2,000	2,000
	$55.00	$55.00	$53.33	$52.50	$50.00	$50.00	$50.00	$50.00
Three-Way Collar Floor - Crude Brent Oil	8,000	8,000	6,000	4,000	2,000	2,000	2,000	2,000
	$65.00	$65.00	$63.33	$62.50	$60.00	$60.00	$60.00	$60.00
Three-Way Collar Ceiling - Crude Brent Oil	8,000	8,000	6,000	4,000	2,000	2,000	2,000	2,000
	$81.25	$81.25	$79.30	$79.00	$73.90	$73.90	$73.90	$73.90

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q1 2019	Q2 2019	Q3 2019	Q4 2019
Natural Gas Swaps - Henry Hub	70,000	70,000	70,000	70,000
	$3.06	$3.06	$3.06	$3.06
Natural Gas Basis Swaps - Waha Hub	63,111	70,000	70,000	70,000
	$(1.57)	$(1.56)	$(1.56)	$(1.56)

	Natural Gas Liquids (Bbls/day, $/Bbl)
	Q1 2019	Q2 2019	Q3 2019	Q4 2019
Natural Gas Liquid Swaps - Mont Belvieu	7,667	7,582	7,500	7,500
	$27.30	$27.30	$27.30	$27.30

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com